Exhibit 99.1

Applied Minerals, Inc. Issues Letter to Shareholders from Mario Concha

NEW YORK, NY Applied Minerals, Inc. (the “Company” or “Applied Minerals”) (OTCIQ: AMNL), a leading global producer of halloysite clay under the trade name DRAGONITE and advanced natural iron oxides under the trade name AMIRON, has issued the following letter to shareholders from Mario Concha, President and CEO.

Dear Shareholders of Applied Minerals:

Last month a significant change in leadership took place within our organization.  The Company’s Board of Directors appointed me President and Chief Executive Officer to replace Andre Zeitoun who resigned on September 9, 2019.  The other Directors and I strongly believe that the current management team is now properly positioned to achieve the Company’s commercial goals.

Please be assured that as CEO of Applied Minerals I will bring the same level of dedication to the job as I did during my tenure as a President of the Chemical Division of a Fortune 500 company.  I expect to draw heavily on my operations experience and business development background to further advance the commercialization of the Company’s products.

I am optimistic about the Company’s future.  Earlier this year we hired Sharad Mathur, PhD, formerly of BASF, to be our Chief Technology Officer.  Dr. Mathur is an accomplished inorganic chemist with a great deal of experience working with aluminosilicate clays.  He has visited most of our major prospects and shares my optimism regarding our future.  Sharad and the rest of our senior management team are dedicated to seeing the Company reach its full potential.

With the largest halloysite mine in the western hemisphere, our goal has been and will continue to be the development and sale of our halloysite clay products into high-value industrial application markets.  We believe we are in a position to grow our halloysite clay sales over the next few years.  Management has been focused on a number of promising customer projects that we hope will convert to revenue over the near-to-intermediate term.  Additionally, we are pursuing several short-term opportunities to address our liquidity needs.

The Directors and the management team have significant equity stakes in the Company.  Therefore, our interests are closely aligned with those of the shareholders. We hope to increase the value of the Company’s equity primarily by continuing to expand the commercialization of our halloysite and iron oxide products.  We fully intend to provide shareholders and the marketplace with periodic updates regarding our progress.

Thank you for your time and your continued interest in the Company.

Sincerely,

Mario Concha

Chairman, President and CEO

Applied Minerals, Inc.